Exhibit 99.1

News Release

International Game Technology Announces a 33% Dividend Increase

(LAS VEGAS – Mar. 4, 2013) – International Game Technology (NYSE: IGT) announced today its Board of Directors declared a cash dividend of $0.08 per share on its common stock, a 33% increase compared to the dividend paid in the same quarter last year. This marks the 40th consecutive quarter that the Company has paid a dividend, the longest, current streak in the gaming industry.

“We are pleased to announce an increase in our quarterly cash dividend,” said Patti Hart, CEO of IGT. “This is a demonstration of our continued commitment to return capital to shareholders, efficiently and prudently, driven by the strong financial performance of the company.”

The dividend is payable on Apr. 5, 2013 to shareholders of record on Mar. 21, 2013.

About IGT

          International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

© IGT. All rights reserved.

News Release

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

© IGT. All rights reserved.